News Release
Contact: Steve Stuber - Investor Relations - 952-828-8461 - srstuber@wgo.net
Media Contact: Sam Jefson - Public Relations Specialist - 641-585-6803 - sjefson@wgo.net

WINNEBAGO INDUSTRIES TO RESUME OPERATIONS AS SCHEDULED IN MAY

Launches WGO Together Fund, A COVID-19 Emergency Assistance Fund
for Winnebago Industries Employees

FOREST CITY, IOWA, April 29, 2020 - Winnebago Industries, Inc. (NYSE:WGO) today provided the following business update on actions the Company is taking in response to the COVID-19 pandemic.

Manufacturing Operations Update
As previously announced, Winnebago Industries resumed production at certain of its locations (Chris-Craft and Specialty Vehicles), beginning the week of April 13th. In addition, the Company is also confirming planned manufacturing resumption activities for the remainder of its portfolio during the month of May:
•Newmar – week of May 4th
•Grand Design RV – week of May 4th
•Winnebago Motorhomes – week of May 4th
•Winnebago Towables – week of May 11th
Each business will be restarting operations in a graduated manner aligned with a confirmed base of existing orders. Future production rates and plans will vary by brand and are subject to change, as the Company will continue to evaluate the demand conditions present in its end markets and guidance from the Centers for Disease Control and Prevention (CDC), the World Health Organization (WHO), and state and federal governments. As the Company resumes operations in select areas, all employees are required to adhere to applicable safety protocols whether working physically on-campus or offsite including but not limited to appropriate social distancing measures, strict sanitization practices, the use of personal protection equipment, and daily employee health checks.
“We remain focused on ensuring the health and safety of our employees as we continue to gradually restart manufacturing operations around the Company in a disciplined approach, supported by committed demand from our valued channel partners,” said Winnebago Industries President and CEO Michael Happe.
“While the last many weeks have been challenging for all of our stakeholders in terms of business disruption, we are cautiously optimistic about several indicators within the outdoor industry, including an uptick in campground reservations and marina traffic in select areas, continued low gas prices and interest rates, easing of stay-at-home restrictions in some states leading to increased commerce conditions, and improved access to some state and national parks. Retail trends in mid to late April appear to be progressing in a healthier direction than earlier in the month.”

Financial Management
Since the beginning of the COVID-19 crisis, Winnebago Industries has implemented significant cost containment and financial management measures and will continue to do so as conditions require. For any employees that remain furloughed due to either employee safety or demand factors, the Company will maintain their medical and dental insurance benefits during any unpaid leave.

Winnebago Industries is operating from a strong liquidity and financial position, with $123 million of cash on hand as of the end of February (the most recent fiscal quarter end) which has continued to materially increase during March and April. The Company also has access to a $193 million ABL credit facility, and considering its solid cash position, at this time has elected to forego drawing on this facility. The company will continue to evaluate its liquidity across several economic and RV industry scenarios and will work with its strategic banking partners to consider the appropriate alternatives to pursue in the capital markets for each of these scenarios.
Under its current credit facility, Winnebago Industries has no significant debt maturities until November of 2023, and as of its most recent quarter-end the company had a net secured leverage ratio of 0.6, well within the term loan covenant which requires a leverage ratio (net secured debt to TTM EBITDA) under 3.25.
“While we closely monitor community conditions related to the pandemic and track consumer appetite for our products and outdoor activity, our organization will continue to make necessary and critical decisions around expense management, capital deployment, and strategic product development that will ensure our long-term financial stability and position our incredible team to compete successfully in the future. We remain convinced that the powerful appeal of the outdoors will endure through these uncertain times and end consumers will increasingly be attracted to the RVing and boating lifestyle,” continued Happe.

WGO Together Fund
Winnebago Industries is committed to supporting the fight against the COVID-19 pandemic. In recognition of these challenging conditions, the Company has launched the WGO Together Fund, a COVID-19 emergency assistance resource for Winnebago Industries employees with particularly high cases of financial hardship due to the pandemic. The Winnebago Industries Foundation has provided a multiple six-figure financial grant to the fund, and is also encouraging additional opportunities with a dollar-for-dollar match, up to a certain cap, to employees, families and friends who wish to provide tax-deductible contributions to the fund. The program is currently active and accepting applications. The Company intends to focus this effort on COVID-19 hardship cases for the present time, and then transition to an ongoing, general emergency assistance fund for its employees into the foreseeable future.

About Winnebago Industries
Winnebago Industries, Inc. is a leading U.S. manufacturer of recreation vehicles under the Winnebago, Grand Design, Newmar and Chris-Craft brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motorhomes, travel trailers, fifth wheel products and boats. Winnebago Industries has multiple facilities in Iowa, Indiana, Oregon, Minnesota and Florida. The Company's common stock is listed on the New York Stock Exchange and traded under the symbol WGO. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the anticipated duration of the suspension of the Company’s operations. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to developments regarding the coronavirus situation and its impact on the Company’s employees, communities and other stakeholders. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission ("SEC") over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.